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                                                                   EXHIBIT 99.1

SAN FRANCISCO, March 8/ -- CNET, Inc. (Nasdaq: CNET) announced today that it has priced its previously announced Rule 144A offering of Convertible Subordinated Notes. CNET has agreed to sell $172,951,000 of 5% Convertible Subordinated Notes (the "Notes"). Interest on the Notes is payable on March 1 and September 1 of each year, beginning on September 1, 1999. The Notes are convertible by holders into shares of CNET common stock at a conversion price of $149.625 per share, subject to adjustment in certain events, at any time after 90 days following the issuance of the Notes.

Proceeds from the Rule 144A offering will be used for general corporate purposes, acquisitions, capital expenditures and working capital.

The Company has agreed to file a shelf registration statement under the Securities Act of 1933, as amended, relating to the resale of the Notes and the shares of common stock issuable upon conversion thereof. If such registration statement is not filed or has not become effective within specified time periods, the Company will be required to pay liquidated damages to holders of the Notes and holders of the common stock issuable upon conversion thereof.

About CNET

CNET, Inc. is at the leading edge of media companies, producing a branded Internet network and television programming for both targeted and general audiences. Online and on television, CNET is the leading authority on computers, the Internet and digital technologies. CNET's network of sites serves millions of users each day. CNET television programming airs on USA Network, the Sci-Fi Channel and in national syndication, as well in 40 foreign countries. CNET effectively owns 40 percent of Snap, a search and navigation service for all Internet users, co-owned by NBC. CNET also owns approximately nine percent of Vignette Corporation, a manufacturer of premier Web publishing software, and approximately 16 percent of BuyDirect.com, an online software store that was recently purchased by Beyond.com.

This press release contains forward looking statements that are subject to significant risks and uncertainties. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward looking statements will prove to be correct. Important cautionary statements and risk factors that could cause actual results to differ materially from those reflected in the Company's forward looking statements are disclosed under the caption "Additional Factors that May Affect Future Results" in the Company's latest quarterly report on Form 10-Q and under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Outlook and Uncertainties" in the Company's latest annual report on Form 10-K, copies of which may be obtained from the Company. SOURCE CNET: The Computer Network

CONTACT: Karen Wood, 415-395-7805, ext. 1552, or karenw@cnet.com, or Doug Woodrum, 415-395-7805, ext. 1401, or dougw@cnet.com, both of CNET, Inc.

Web site: http://www.cnet.com